Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FIRST
QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND.

Broomall, Pennsylvania.  April 28, 2008 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today results for the quarter ended March 31, 2008.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.06 per share, payable on May 23, 2008 to shareholders of record at the close of business on May 9, 2008.

The Company reported net income of $42,000 or $.01 per diluted share for the quarter ended March 31, 2008 as compared to $384,000 or $.05 per diluted share for the quarter ended March 31, 2007.  Net interest income decreased $34,000 or 1.3% to $2.5 million and other income (loss) decreased $358,000 or 113.7% to $(43,000) for the quarter ended March 31, 2008 as compared to the same period in 2007.  Other expenses decreased $25,000 or 1.0% to $2.4 million and the provision for loan losses increased $150,000 for the quarter ended March 31, 2008 as compared to the same period in 2007.  The provision for income taxes decreased $175,000 for the quarter ended March 31, 2008 as compared to the same period in 2007.

The decrease in net interest income was primarily due to a decrease in interest income on balances due from depository institutions.  The decrease in other income (loss) was due to an impairment charge of $363,000 taken on certain mutual fund investments at March 31, 2008.  At December 31, 2007, the Company recorded an impairment charge due to the decline in the fair value of the Company’s investment in its $20 million mutual funds portfolio and identified the impairment of the securities as other than temporary.  This additional charge resulted from a further decline in the value of the underlying mortgage-related securities held by these funds during the first quarter of 2008.  In April 2008, the Company significantly reduced its investment in these funds by selling $15.5 million of its mutual fund portfolio at a pre-tax loss of $153,000, which will be recognized in the quarter ending June 30, 2008.  The decrease in other expenses primarily resulted from decreases in salaries and employee benefits as well as other expenses.  The increase in the provision for loan losses was primarily due to a partial charge-off of $100,000 on a $350,000 commercial loan.  A 50% reserve of $125,000 was set aside in the allowance for loan losses on the remaining $250,000.  The loan is secured by commercial real estate.  This write-down and adverse classification resulted from a decline in the estimated net realizable value of the commercial real estate securing the loan.  The decrease in the provision for income taxes was due to the impairment charge and additional loan loss provision.

The Company’s total assets increased $3.7 million or 0.9% to $428.1 million at March 31, 2008 as compared to $424.5 million at December 31, 2007.  Cash and cash equivalents decreased $1.5 million or 3.6% to $40.6 million, investment and mortgage-backed securities decreased $2.9 million or 2.8% to $100.6 million while net loans receivable increased $7.9 million or 3.1% to $264.8 million at March 31, 2008.  Customer deposits increased $5.1 million or 1.6% to $335.9 million at March 31, 2008 from $330.8 million at December 31, 2007.  Total stockholders’ equity amounted to $50.0 million or 11.7% of total assets at March 31, 2008.  Nonperforming assets increased $428,000 to $2.5 million or 0.6% of total assets at March 31, 2008 as compared to $2.1 million or 0.5% of total assets at December 31, 2007.  The nonperforming assets at March 31, 2008 included $1.5 million in single-family residential real estate loans, $942,000 in commercial real estate loans, $74,000 in commercial business loans and $38,000 in consumer loans.  The allowance for loan losses was $2.9 million or 114.6% of nonperforming loans at March 31, 2008 as compared to $2.8 million or 135.0% at December 31, 2007.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated that, “Alliance Bancorp has repurchased 181,224 shares or 5.6% of the outstanding minority shares since February 1, 2008 through our stock repurchase program.  He added that we are pleased with the 27% increase in share value from the beginning of 2008 and that we will continue to execute the repurchase program.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended
	March 31,
	2008	2007
Interest income	$5,882	$5,923
Interest expense	3,342	3,349
Net interest income	2,540	2,574
Provision for loan losses	165	15
Other income (loss) (1)	(43)	315
Other expenses	2,449	2,474
Income (loss) before income taxes	(117)	400
Income tax (benefit) expense (2)	(159)	16
Net income	$ 42	$ 384

Basic earnings per share	$0.01	$0.05

Diluted earnings per share	$0.01	$0.05
_________________________
(1) 2008 Other income (loss) includes a pre-tax impairment charge on securities of $363,000.

(2) 2008 Income tax (benefit) expense includes a $123,000 benefit related to the impairment charge.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	March 31,	December 31,
	2008	2007
Total assets	$428,132	$424,467
Cash and cash equivalents	40,570	42,079
Investment and mortgage-backed securities	100,569	103,493
Loans receivable - net	264,822	256,932
Deposits	335,928	330,788
Borrowings	37,050	37,042
Total stockholders' equity	50,028	51,458